(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President and Chief Financial Officer
Telephone: 978.284.4446

MKS Instruments Reports Third Quarter 2006 Results

Record Sales and Earnings

Wilmington, Mass., October 26, 2006 — MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, today reported record sales and earnings for the third quarter of 2006.

Net sales increased by 68 percent to $205.5 million in the third quarter of 2006 from $122.5 million in the third quarter of 2005, and by 4 percent compared to $198.4 million in the second quarter of 2006.

GAAP net income increased by 287 percent to $27.9 million, or $0.50 per diluted share, in the third quarter of 2006 from $7.2 million, or $0.13 per diluted share, in the third quarter of 2005, and by 15 percent compared to $24.4 million, or $0.44 per diluted share, in the second quarter of 2006.

Non-GAAP net earnings, which exclude amortization of acquired intangible assets, special items and stock-based compensation, increased by 243 percent to $31.4 million, or $0.56 per diluted share, in the third quarter of 2006 from $9.2 million, or $0.17 per diluted share, in the third quarter of 2005, and by 8 percent compared to $29.1 million, or $0.52 per diluted share, in the second quarter of 2006.

For the nine months ended September 30, net sales increased by 53 percent, GAAP net income increased by 202 percent, and non-GAAP net earnings increased by 199 percent in 2006 compared to 2005. Net sales for the nine months increased to $582.9 million in 2006 from $380.1 million in 2005. GAAP net income for the nine months increased to $67.7 million, or $1.21 per diluted share, in 2006 from $22.5 million, or $0.41 per diluted share, in 2005. Non-GAAP net earnings for the nine months increased to $81.8 million, or $1.47 per diluted share, in 2006 from $27.4 million, or $0.50 per diluted share, in 2005.

Leo Berlinghieri, Chief Executive Officer and President, said, “I am pleased to report record quarterly results on growth in both semiconductor and non-semiconductor markets. Our sales growth demonstrates the need for process control technologies at smaller geometries and reflects our strong competitive position in 300mm applications, as well as our expanding presence in other markets with advanced processes.

“We’re on our way to a record year in 2006, and we’re optimistic about long-term opportunities resulting from our solutions to improve fab productivity, our design wins on next generation equipment at OEMs, and our success at leveraging our technology in non-semiconductor markets. Our outlook for the fourth quarter anticipates variations in major customers’ order patterns in semiconductor and non-semiconductor markets. Considering these expected fluctuations, we anticipate that fourth quarter sales could range from $190 to $200 million. GAAP net income could range from $0.37 to $0.43 per diluted share on approximately 56.5 million shares outstanding, and non-GAAP net earnings could range from $0.45 to $0.51 per diluted share.”

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions, special items and stock-based compensation, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

Management will discuss third quarter financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-240-6709 for domestic callers and 303-262-2211 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through November 2, 2006, dial 303-590-3000, pass code 11072443#.

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for improving productivity in advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment and other markets. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers’ uptime, yield and throughput, and return on invested capital.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	September 30, 2006	September 30, 2005	June 30, 2006
Net sales	$205,494	$122,520	$198,351
Cost of sales	114,875	74,863	111,850

Gross profit	90,619	47,657	86,501
Research and development	17,964	13,684	17,663
Selling, general and administrative	33,017	22,341	30,300
Amortization of acquired intangible assets	4,016	3,382	4,086
Restructuring (Note 1)	—	(278)	—

Income from operations	35,622	8,528	34,452
Interest income, net	2,239	1,811	1,934

Income before income taxes	37,861	10,339	36,386
Provision for income taxes	9,928	3,115	12,012

Net income	$27,933	$7,224	$24,374

Net income per share:
Basic	$0.50	$0.13	$0.44
Diluted	$0.50	$0.13	$0.44

Weighted average shares outstanding:
Basic	55,668	54,146	55,338
Diluted	56,105	54,743	55,907
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$27,933	$7,224	$24,374

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	4,016	3,382	4,086
Stock-compensation charges	3,877	—	3,315
Restructuring (Note 1)	—	(278)	—
Benefit for income taxes (Note 2)	(1,565)	—	—
Tax effect of adjustments	(2,869)	(1,164)	(2,687)

Non-GAAP net earnings (Note 3)	$31,392	$9,164	$29,088

Non-GAAP net earnings per share (Note 3)	$0.56	$0.17	$0.52

Weighted average shares outstanding — diluted	56,105	54,743	55,907

NOTE 1: The three months ended September 30, 2005 include $278 for the favorable lease settlement related to a previously vacated facility.

NOTE 2: The three month period ended September 30, 2006 includes a net benefit of $1,565 primarily attributable to certain discrete tax matters related to our international operations.

NOTE 3: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges, stock-compensation charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2006	2005
Net sales	$582,906	$380,120
Cost of sales	332,041	231,315

Gross profit	250,865	148,805
Research and development	51,684	42,922
Selling, general and administrative	93,082	69,230
Amortization of acquired intangible assets	13,356	10,765
Purchase of in-process technology	800	—
Restructuring charges	—	176

Income from operations	91,943	25,712
Interest income, net	5,603	4,257

Income before income taxes	97,546	29,969
Provision for income taxes	29,804	7,509

Net income	$67,742	$22,460

Net income per share:
Basic	$1.23	$0.42
Diluted	$1.21	$0.41

Weighted average shares outstanding:
Basic	55,222	54,000
Diluted	55,760	54,529
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$67,742	$22,460

Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	13,356	10,765
Stock-compensation charges	9,857	—
Purchase of in-process technology	800	—
Restructuring charges	—	176
Benefit for income taxes (Note 1)	(1,565)	(1,901)
Tax effect of adjustments	(8,395)	(4,115)

Non-GAAP net earnings (Note 2)	$81,795	$27,385

Non-GAAP net earnings per share (Note 2)	$1.47	$0.50

Weighted average shares outstanding	55,760	54,529

NOTE 1: The nine month period ended September 30, 2006 includes a net benefit of $1,565 primarily attributable to certain discrete tax matters related to our international operations. The nine month period ended September 30, 2005 includes a benefit of $1,901 in connection with closing an IRS audit.

NOTE 2: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges, stock-compensation charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	September 30, 2006	December 31, 2005
ASSETS
Cash and short-term investments	$265,400	$292,619
Trade accounts receivable	126,833	82,610
Inventories	132,994	98,242
Other current assets	34,607	25,676

Total current assets	559,834	499,147
Property, plant and equipment, net	79,564	78,726
Long-term investments	3,555	857
Goodwill	322,645	255,243
Other acquired intangible assets	47,030	27,422
Other assets	2,370	2,345

Total assets	$1,014,998	$863,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$23,044	$18,886
Accounts payable	38,995	27,955
Accrued expenses and other liabilities	69,827	42,246

Total current liabilities	131,866	89,087
Long-term debt	6,123	6,152
Other long-term liabilities	13,302	5,658

Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	671,560	639,152
Retained earnings	184,384	116,642
Other stockholders’ equity	7,650	6,936

Total stockholders’ equity	863,707	762,843

Total liabilities and stockholders’ equity	$1,014,998	$863,740